Exhibit 10.1
EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Eric Bauer (the “Employee”) and Nuverra Environmental Solutions, Inc. (the “Company”), effective as of April 3, 2020 (the “Effective Date”).
RECITALS
A.The Company desires to employ the Employee, and the Employee desires to be employed by the Company, in the capacity of the Executive Vice President and Interim Chief Financial Officer of the Company (the “Position”).

B.The Board of Directors of the Company (the “Board”) believes that it is in the Company’s best interests to encourage the Employee to remain employed by the Company by providing the Employee with certain benefits upon the termination of the Employee’s employment by the Company for a reason other than Cause (as defined below) or by the Employee for Good Reason (as defined below).

The Company and the Employee hereby agree as follows:

1.Compensation. While Employee is employed by the Company, the Company shall pay Employee a base salary, paid in accordance with the Company’s normal payroll schedule, at a rate of not less than $225,000 per annum (the “Base Salary”). The Board of Directors or its Compensation Committee, as applicable, shall annually, and in its sole discretion, determine whether the Base Salary should be increased and, if so, in what amount, and whether Employee shall be eligible to receive any bonus or equity grants or participate in other incentive compensation plans. While Employee is employed, the Company shall reimburse Employee for approved and reasonably documented travel expenses (including reasonable travel and lodging expenses between Employee’s residence in Houston, Texas and the Company’s corporate office in Scottsdale, Arizona, subject to review and approval by the Chief Executive Officer), entertainment expenses and other normal business expenses reasonably incurred by Employee in connection with the performance of the duties of the Position and, in each case, subject to all rules, policies, customs and procedures (including documentation requirements) promulgated by the Company from time to time.

2.At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will and may be terminated at any time by either party, with or without cause or prior notice, and the fact that any such termination may, under certain circumstances, give rise to certain obligations as set forth herein shall not impact the at-will status of the Employee’s employment.

3.Payments and Benefits Upon Termination Without Cause or Resignation for Good Reason. If during the Term of Employment (as defined below), either (x) the Employee’s employment is terminated by the Company or its successor for any reason other than for Cause, or (y) the Employee resigns for Good Reason, then the Employee shall be entitled to severance pay and benefits, all of which shall be paid by the Company less applicable withholdings for taxes and other deductions required by law, consisting of:

(a)Periodic payments, in accordance with the Company’s normal payroll schedule, in an amount equal to the Employees then-current base salary for a period of six (6) months following the effective date of termination of the Employee’s employment; plus

(b)Provided the Employee timely elects continuation coverage in the Company’s group health and dental plan continuation coverage under Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the “Code”) and Part 6 of Subtitle B of Title I of the Employee Retirement Income security Act of 1974, as amended (“COBRA”), a lump sum amount equal to the sum of six (6) months of the Company’s COBRA premiums in effect on the date of termination of the Employee’s employment (based on the Employee’s coverage status under the Company’s group health plan on the date of termination of the Employee’s employment).

All payments under this Section 3 are conditioned upon the Employee’s execution of a separation agreement substantially in the form attached as Exhibit A hereto. The payments described in Section 3(a) shall be paid in accordance with the Company’s normal payroll schedule following the effective date of termination of Employee’s employment, and the payment described in Section 3(b) shall be provided within sixty (60) days after the Employee’s termination of employment date, in each case provided the Employee has executed the separation agreement described herein and such agreement has become and, at the time of payment, remains enforceable.
4.Compliance with Section 409A. Subject to the provisions in this Section 4, any severance payments under Section 3 of this Agreement shall begin only upon the date of the Employee’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of the Employee’s employment with the Company. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Employee under Section 3 of this Agreement:

(a)It is intended that each of the severance payments and benefits provided under Section 3 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Employee nor the Company shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b)If, as of the date of the Employee’s “separation from service” from the Company, the Employee is not a “specified employee” (within the meaning of Section 409A), then each of the severance payments and benefits shall be made on the dates and terms set forth in Section 3.

(c)If, as of the date of the Employee’s “separation from service” from the Company, the Employee is a “specified employee” (within the meaning of Section 409A), then:

(i)Each of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the period of time permitted under Section Treasury Regulation Section 1.409A-1(b)(4) shall be treated as a short-term deferral within the meaning of such Section to the maximum extent permissible; and

(ii)Each of the severance payments and benefits due Section 3 that is not described in Section 4(c)(i) above and that would, absent this subsection, be paid within the six-(6-)month period following the Employee’s “separation from service” from the Company shall not be paid until the date that is six (6) months and one day after such separation from service (or, if earlier, the Employee’s death), with any such payments that are required to be delayed being accumulated during the six-(6-)month period and paid in a lump sum on the date that is six (6) months and one day following the Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any severance payments and benefits if and to the maximum extent that such is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any payments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the Employee’s separation from service occurs.

(d)The determination of whether and when the Employee’s separation from service from the Company has occurred shall be made in a manner consistent with and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 4, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(e)All reimbursements and in-kind benefits to the Employee shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f)Notwithstanding anything herein to the contrary, the Company shall have no liability to the Employee or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

5.Confidential Information. During and after Employee’s employment, Employee will not, directly or indirectly, in a single transaction or series of transactions, disclose to any person, or use or otherwise exploit for the Employee’s own benefit or for the benefit of any person or entity other than the Company, any Confidential Information (as defined below), whether prepared by Employee or not; provided, however, that any Confidential Information may be disclosed (i) to officers, representatives, employees and agents of the Company who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the Company’s business operations, and (ii) in good faith by the Employee in connection with the normal course of the Employee’s performance of his or her duties hereunder to persons who are authorized to receive such information by the Company. Employee shall use Employee’s best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in Employee’s normal course of employment by the Company. Employee shall use Employee’s best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Employee hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Employee shall have no obligation hereunder to keep confidential any Confidential Information, if and to the extent disclosure of any such information is specifically required by law or requested by a governmental agency; provided, however, that in the event disclosure is required by applicable law or requested by a governmental agency, the Employee shall provide the Company with prompt notice of such requirement or request, prior to making any disclosure, so that the Company may seek an appropriate protective order. At the request of the Company, Employee agrees to deliver to the Company, at any time during Employee’s employment, or thereafter, all Confidential Information which Employee may possess or control. Employee agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Employee during the Employee’s employment exclusively belongs to the Company (and not to Employee). Employee will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. “Confidential Information” means any confidential information including, without limitation, any study, data, calculations, software, storage media or other compilation of information, patent, patent application, copyright, “know-how”, trade secrets, customer or prospective customer lists or information, details of client, consultant, vendor, supplier or manufacturer contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source or object codes), processes, procedures, formulae, improvements or other proprietary or intellectual property of the Company, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. Notwithstanding the foregoing, the term Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that is or becomes generally available to the public other than as a result of a disclosure by the Employee not permissible hereunder. The terms of this section shall survive the termination of Employee’s employment regardless of who terminates employment or the reasons therefor.

6.    Non-Competition, Non-Solicitation.
(a)    Post-Termination Restrictions. Employee acknowledges that the services provided to the Company give Employee the opportunity to have special knowledge of the Company, its Confidential Information, and the capabilities of individuals employed by or affiliated with the Company. Employee further acknowledges that interference with those business or employment relationships with the Company would cause irreparable injury to the Company. Consequently, Employee covenants and agrees as follows.

(i)    Non-Competition. During Employee’s employment and until six (6) months after the date on which Employee’s employment terminates (the “Non-Compete Period”) (which shall not be reduced by (a) any period of violation of this Agreement by Employee or (b) if the Company is the prevailing party in any litigation to enforce its rights under this section, the period which is required for such litigation), without the express written approval of a majority of the Board, Employee will not directly or indirectly, Compete (as defined below) against Company anywhere in the Market (as defined below).
(ii)    Non-Solicitation. During the Non-Compete Period (which shall not be reduced by (a) any period of violation of this Agreement by Employee or (b) if the Company is the prevailing party in any litigation to enforce its rights under this section, the period which is required for such litigation), Employee will not, without the express prior written approval of a majority of the Board, directly or indirectly: (i) recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, customer, agent, representative or any other person which has a business relationship with the Company or had a business relationship with the Company within the twelve (12) month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with the Company; or (ii) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then (or was at any time within six (6) months prior to the date the Employee or the Competitive Business (as defined below) seeks to employ such person) employed or retained by the Company; provided, that the foregoing clause (ii) shall not apply to the employment or retention of (a) any person who responds to any advertisement or general solicitation (or hiring as a result thereof) that is not specifically targeted at such person or (b) any former employee or agent of Company whose employment or retention ended for reasons other than direct solicitation by Employee. Notwithstanding the foregoing, nothing herein shall prevent the Employee from providing a personal letter of recommendation to an employee of the Company with respect to a future or any other employment opportunity.
(b)    Acknowledgment Regarding Restrictions. Employee recognizes and agrees that the restraints contained in this section (both separately and in total) are reasonable and should be fully enforceable in view of the high level positions Employee has had with the Company, and the Company’s legitimate interests in protecting its Confidential Information and its goodwill and relationships. Employee specifically hereby acknowledges and confirms that Employee is willing and intends to, and will, abide fully by the terms of this section. Employee further agrees that the Company would not have adequate protection if Employee were permitted to work in a Competitive Business in violation of the terms of this Agreement since the disclosure of Confidential Information is inevitable and the Company would be unable to verify whether its Confidential Information was being disclosed and/or misused. Employee further specifically acknowledges that the scope and term of this section would not preclude Employee from earning a living in an occupation or position with an entity that is not a Competitive Business.
(c)    Company’s Right to Cease and Recoup Payments. In the event of a breach or imminent breach of any of Employee’s duties or obligations under this Agreement, the Company shall be entitled to immediately cease all payments and benefits to Employee under this Agreement and, in the event of an actual breach, require Employee to disgorge and repay to Company all payments and benefits previously paid to or conferred upon Employee under this Agreement after the commencement of Employee’s breach. Employee agrees that if Employee breaches any duties or obligations Employee has under this Agreement, then Employee has no right to any money or benefits under this Agreement and that Employee must return any money paid to Employee under this Agreement.
(d)    Definitions. For purposes of this section,
(i)    “Compete” shall mean to directly or indirectly own, operate, manage, join, control, be employed by, be a consultant to, invest in, or become a director, officer, agent, partner, member, independent contractor or shareholder of any Competitive Business, as defined below. As used in this Agreement, “Compete” does not include purely passive investments in any publicly traded company so long as Employee does not directly or indirectly own, acquire or obtain options to acquire, 5% or more of any class of shares in such company.

(ii)    “Competitive Business” means any environmental solutions business conducted in connection with oil or gas exploration or production which provides transportation, treatment, recycling, or disposal, relating to water, wastewater, drilling mud, drilling wastes, petroleum, or related products or services as advertised on the Company’s website at any time during the Term of Employment.
(iii)    “Market” means the United States. If a court, arbitrator or arbitration panel finds that this definition of Market is unreasonable, then Market will be considered to mean all states in which the Company has provided services to a customer. If a court, arbitrator or arbitration panel finds the definition of Market contained in the preceding sentence is unreasonable, then the Market shall mean all states in which the Company has provided services to a customer during the six (6) month period prior to the date on which Employee’s employment terminates.
(e)    Agreement to Disclose this Agreement. Employee agrees to disclose the terms of this Agreement to any potential future employer, and Employee consents to the Company’s disclosure of the terms of this Agreement to any person or entity (including any potential future employer of the Employee) in the Company’s discretion.
(f)    Survival. The terms of this section shall survive the termination of Employee’s employment regardless of who terminates employment or the reasons therefor.
7.Enforcement. If, at the time of enforcement of Sections 5 or 6 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Because the Employee’s services are unique and because the Employee has access to Confidential Information, the parties hereto agree that the Company and its subsidiaries would suffer irreparable harm from a breach of Section 5 or 6 by the Employee and that money damages would not be an adequate remedy for any such breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company and its subsidiaries or their successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by the Employee of Section 6, the Non-Compete Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured. The Employee acknowledges that the restrictions contained in Section 6 are reasonable and that the Employee has reviewed the provisions of this Agreement with the Employee’s legal counsel.

8.Additional Acknowledgments. The Employee acknowledges that the provisions of Sections 5 and 6 are in consideration of: (i) employment with the Company, (ii) the mutual promises contained in this Agreement including the potential payments described in Section 3, and (iii) additional good and valuable consideration as set forth in this Agreement. In addition, the Employee agrees and acknowledges that the restrictions contained in Sections 5 and 6 do not preclude the Employee from earning a livelihood, nor do they unreasonably impose limitations on the Employee’s ability to earn a living. The Employee agrees and acknowledges that the potential harm to the Company and its subsidiaries of the non-enforcement of Sections 5 and 6 outweighs any potential harm to the Employee of its enforcement by injunction or otherwise. The Employee acknowledges that the Employee has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Employee by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its subsidiaries now existing or to be developed in the future. The Employee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

9.Additional Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)    “Cause” means any of the following: (i) Employee’s conviction of, or plea of guilty or nolo contendere to, any felony or a crime involving embezzlement, conversion of property or moral turpitude; (ii) Employee’s fraud, embezzlement or conversion of the Company’s property or Employee’s material and intentional unauthorized use, misappropriation, distribution or diversion of tangible or intangible asset or corporate opportunity of the Company; (iii) the Employee’s breach of any of Employee’s fiduciary duties to the Company or the Company’s shareholders or making of a misrepresentation or omission, which breach, misrepresentation, or omission would reasonably be expected to materially adversely affect the business, properties, assets, condition (financial or other), or prospects of the Company; (iv) the Employee’s alcohol or substance abuse, which materially interferes with the Employee’s ability to discharge the duties, responsibilities, and obligations to or for the Company (provided that the Employee has been given notice and fails to cure such abuse within 30 days after delivery of such notice by the Company); (v) the Employee’s material failure to observe or comply with applicable laws, whether in his individual capacity or as an officer, shareholder, or otherwise, in any material respect or in any manner which would reasonably be expected to have a material adverse effect in respect of the Company’s ongoing business, operations, conditions, other business relationships, or properties; (vi) Employee’s gross insubordination, negligence, recklessness or willful misconduct relating to the business or affairs of the Company that results in material harm to the Company or its operation, properties, reputation, goodwill or business relationships; or (vii) a determination by the Chief Executive Officer or the Board of Directors of the Company that Employee has failed to reasonably and competently discharge the duties of the Position, which determination must be made in good faith and not for purposes of evading the Company’s obligations under this Agreement; provided, however, that a determination of Cause under clause (vii) above by the Chief Executive Officer or Board of Directors may not be made unless, prior to determining that Cause exists, the Employee shall be given written notice stating in reasonable detail the facts and circumstances determined to constitute Cause and within thirty (30) days following receipt of such notice Employee fails to cure the facts and circumstances set forth in such notice.
(b)    “Good Reason” means, when used with reference to a voluntary termination by the Employee of the Employee’s employment with the Company and its affiliates that constitutes a separation from service, (i) a material reduction in the Employee’s authority, duties, or responsibilities or Base Salary, or (ii) a material change in the geographic location of the Employee’s primary work location from either the Phoenix, Arizona or Houston, Texas metropolitan area which requires Employee’s ordinary commuting distance to increase by fifty (50) or more miles; provided, that the Employee shall be required to give notice to the Company or the applicable affiliate of the existence of the condition in (i) or (ii) within a period not to exceed sixty (60) days of the Employee’s knowledge of the initial existence of the condition, and the Company or the applicable affiliate must be provided a period of not less than thirty (30) days following delivery of such notice during which it will have the opportunity to remedy such condition.
(c)    “Term of Employment” means the period commencing on the Effective Date and ending on the earlier of (i) a termination of employment pursuant to the terms of this Agreement and (ii) the date that is three (3) years following the Effective Date.
10.Successors.

(a)Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 10(a), or which becomes bound by the terms of this Agreement by operation of law.

(b)Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

11.Miscellaneous Provisions.

(a)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)Rights Under Incentive Plans. With respect to the Employee’s participation in any Company short-term incentive or long-term incentive plans (including, without limitation, plans providing for annual bonuses, long-term cash incentives, stock options, restricted stock, restricted stock units or other equity-based awards) and his or her rights, if any, to payment, accelerated vesting or exercisability or any other treatment in connection with a termination of the Employee’s employment with the Company, the terms of the applicable plans and award agreements shall govern and be unaffected by this Agreement.

(c)Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement represents the entire understanding of the Company and the Employee with respect to the subject matter of this Agreement, and this Agreement supersedes all prior agreements, arrangements and understandings regarding the subject matter of this Agreement; provided, however, that this Agreement shall not be deemed to terminate or replace, but shall be deemed to supplement, provisions in any applicable management incentive plan or other plan or agreement, if any, relating to the Employee’s and the Company’s respective rights and obligations relating to the grant, vesting or forfeiture of Company stock and provisions in any agreement in effect relating to non-competition, non-solicitation, confidentiality, and the protection of proprietary trade secret information of the Company. Without limiting the foregoing, the Parties agree that the Consulting Agreement dated as of December 9, 2019 between Employee (in his capacity as an independent contractor) and Company is terminated as of the Effective Date.

(d)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Arizona, without reference to the conflict of laws rules of such State.

(e)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.	EMPLOYEE

/s/ Charles K. Thompson	/s/ Eric Bauer
Signature	Signature

Charles K. Thompson	Eric Bauer
Print Name	Print Name

Chief Executive Officer
Title

Dated: April 3, 2020	Dated: April 3, 2020

RELEASE
This RELEASE (the “Release”) dated     ,        is by and between {*} (“Employee”) and Nuverra Environmental solutions, Inc., a Delaware corporation (“Company”);

WHEREAS, the Company and Employee are parties to a {* Agreement} dated {*} (the “Prior Agreement”), which provides certain protection to Employee during employment and upon termination of employment; and

WHEREAS, the execution of this Release is a condition precedent to, and material inducement to, the Company’s provision of certain benefits under the Prior Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.Mutual Promises. The Company undertakes the obligations contained in the Prior Agreement, which are in addition to any compensation to which Employee might otherwise be entitled, in exchange for Employee’s promises and obligations contained herein. The Company’s obligations are undertaken in lieu of any other employment benefits.

2.Release of Claims; Agreement Not to File Suit.

(a)Employee, for and on behalf of him or herself and his or her heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, agrees to, and does, release and forever discharge the Company and its subsidiaries and affiliates, each of their shareholders, directors, officers, employees, agents and representatives, and its successors and assigns (collectively, the “Company Released Persons”), from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise from matters which occurred prior to the date of this Release, which matters include without limitation: (i) the matters covered by the Prior Agreement and this Release, and (ii) Employee’s employment, and/or termination from employment with the Company.

(b)Employee, for and on behalf of him or herself and his or her heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agrees that Employee will not file or otherwise submit any arbitration demand, claim, complaint, or action to any court, organization, or judicial forum (nor will Employee permit any person, group of persons, or organization to take such action on Employee’s behalf) against any Company Released Person arising out of any actions or non-actions on the part of any Company Released Person arising out of the parties’ employment relationship before the date of this Release or any action taken after the date of this Release pursuant to the Prior Agreement. Employee further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on Employee’s behalf, Employee hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed.

(c)The charges, claims, complaints, matters, demands, damages, and causes of action referenced in Sections 2(a) and 2(b) include, but are not limited to: (i) any breach of an actual or implied contract of employment between Employee and any Company Released Person, (ii) any claim of unjust, wrongful, or tortious discharge (including, but not limited to, any claim of fraud, negligence, retaliation for whistle blowing, or intentional infliction of emotional distress), (iii) any claim of defamation or other common law action, or (iv) any claims of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §§621 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §§12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§201 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. §§701 et seq., the Family and Medical Leave Act, or any other relevant federal, state, or local statutes or ordinances, or any claims for pay, vacation pay, insurance, or welfare benefits or any other benefits of employment with any

Company Released Person arising from events occurring prior to the date of this Release other than those payments and benefits specifically provided herein.

(d)This Release shall not affect Employee’s right to any governmental benefits payable under any Social Security or Worker’s Compensation law now or in the future.

(e)This Release does not affect Employee’s right to participate in any federal, state or local investigation by any governmental agency or to challenge the validity of this Agreement. Further, this Release is not intended to be a release of any claims under the Arizona Minimum Wage Act.

(f)This Release does not release any (i) rights of indemnification pursuant to applicable law, Company Bylaws, or any agreement with the Company or (ii) Employee’s rights under any applicable insurance policy with the Company.

3.Release of Benefit Claims. Employee, for and on behalf of him or herself and his or her heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, further releases and waives any claims for pay, vacation pay, insurance or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Release other than claims to the payments and benefits specifically provided for in the Prior Agreement and claims for benefits which are not subject to waiver under the law.

4.Revocation Period; Knowing and Voluntary Agreement. Employee acknowledges that he/she is knowingly and voluntarily waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act, as amended, (“ADEA”). Employee also acknowledges that the consideration given for the waiver and release in the preceding Section is in addition to anything of value to which he/she would be entitled to without this Agreement. Employee further acknowledges that Employee is advised by this writing, as required by the ADEA, that: (a) this waiver and release do not apply to any rights or claims that may arise after execution date of this Agreement; (b) Employee has been advised of having had the right to consult with an attorney prior to signing this Agreement; (c) Employee has twenty-one (21) days to consider this Agreement (although Employee may choose to voluntarily execute this Agreement earlier); (d) Employee has seven (7) days following the signing of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after this Agreement is executed by the Employee.

5.Nondisparagement. Neither Employee nor the Company will knowingly and materially make any false statements regarding the Company or Employee, respectively, and the Company, in its official statements, will not knowingly and materially make false statements regarding Employee. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Employee, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

6.Severability. If any provision of this Release or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Release and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Release shall be valid and enforceable to the fullest extent permitted by law.

7.Headings. The headings in this Release are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Release.

8.Counterparts. This Release may be executed in one (1) or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument.

9.Entire Agreement. This Release and related Prior Agreement constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter.

10.Governing Law. This Release shall be governed by, and construed and enforced in accordance with, the laws of the State of Arizona, without reference to the conflict of laws rules of such State.

IN WITNESS WHEREOF, Employee and the Company have executed this Release as of the day and year first above written.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

By:

Its:

EMPLOYEE:

{*}